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                                                                 Exhibit 10.91

                               BERNARD CHAUS, INC.
                               530 Seventh Avenue
                            New York, New York 10018



                                                                June 1, 2001


Mr. Gregory Mongno
c/o Bernard Chaus, Inc.
530 Seventh Avenue
New York, NY 10018

Dear Mr. Mongno:

                  We are pleased to offer you continued employment with Bernard Chaus, Inc. (the "Company") effective June 1, 2001 (the "Effective Date"), on the terms set forth below. This letter agreement supersedes the letter agreement, dated January 7, 2000, between you and the Company.

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
POSITION:                  President (reporting to the Chief Executive Officer
                           and Chief Operating Officer). You shall devote all of
                           your business time and attention to the business and
                           affairs of the Company consistent with your position
                           with the Company.

SALARY:                    Your base salary shall be as follows:

                           (i) from the Effective Date through May 31, 2002:            $500,000 per year;
                           (ii) from June 1, 2002 through May 31, 2003:                 $550,000 per year;
                           (iii) from June 1, 2003 through May 31, 2004:                $600,000 per year.

TERM:                      Effective Date through May 31, 2004.

                           Bonus: You shall be eligible to participate in the Company's incentive compensation plan. We anticipate that targets for each fiscal year during the term will be set on or prior to July 1 of each fiscal year. Your bonus will be based upon targets set by the Compensation Committee in its sole discretion. Your minimum bonus for the fiscal year ending June 30, 2002 will be $150,000 and you will be paid that minimum amount on September 1, 2001, unless you leave the Company voluntarily or are terminated for cause (as defined herein) prior to such date. The targets will be based upon "Annual Net Profits" which shall mean the net income of the Company for any fiscal year as reflected on the audited financial statements of the Company for such fiscal year prepared in accordance with generally accepted accounting principles. The bonus for a particular


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Mr. Gregory Mongo
June 1, 2001
Page 2


                           fiscal year shall be payable to you on September 1
                           following such fiscal year ended June 30, but only if
                           you are employed by the Company on June 30 of such
                           fiscal year; provided, however, that if your
                           employment shall be terminated by the Company without
                           Cause (as defined below) other than as a result of
                           your death or disability, prior to the end of a
                           fiscal year, the pro rated portion of the bonus for
                           such year (based upon the number of months of the
                           fiscal year which elapsed before the termination
                           date) shall be paid to you on September 1 following
                           such fiscal year.
AUTOMOBILE
  ALLOWANCE:               $700 per month.

COMPANY
  EXPENSE: You will be provided with a computer laptop and a cellular telephone at the Company's expense, so long as you are employed with the Company, in order for you to perform the services hereunder.

BENEFITS:                  Participant in the Company's 401(k) plan.
                           Health insurance, including family coverage (with a deductible not to exceed $1,000 per plan year). Term life insurance equal to two (2) times base salary, subject to your being in good health and not rated an insurance risk based upon any past medical history at the time the insurance is obtained.
                           Long-term disability coverage equal to 60% of salary, up to a maximum of $15,000 a month. Coverage under other policies available to officers of the Company generally.

VACATION:                  Four weeks paid vacation, not to be taken more than
                           two weeks at a time and not to be carried over from year to year.

OPTIONS: On August 4, 2001 (the "Option Date"), the Company shall grant to you options to purchase 500,000 shares of the Company's Common Stock (the "2001 Options"), pursuant to the terms hereof, provided, that you are employed with the Company on the Option Date. The exercise price of the 2001 Options shall be the last sale price of the Company's Common Stock as of closing on the Option Date (Previous Close), as quoted on the Over the Counter Bulletin Board. The 2001 Options shall vest in three equal annual installments (rounded up to the nearest whole share) on the anniversary dates of the Option Date and shall otherwise be subject to the terms of the Company's 1998 Stock Option Plan (the "Plan"). The 2001 Options and any other options granted to you under the Plan are


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Mr. Gregory Mongo
June 1, 2001
Page 3


                           collectively referred to herein as the Options. In the event your employment is terminated by the Company without Cause (as defined below ) following a Change of Control (as defined below), other than due to your death or disability, any Options, which would have vested at the anniversary of the grant date of the applicable Option next following the date of termination, shall vest immediately, any other unvested Options shall be forfeited and you shall have thirty (30) days from the termination date to exercise vested Options. In the event of termination for any other reason, all unvested Options shall be forfeited and you shall have thirty (30) days from the termination date to exercise vested Options. The 2001 Options shall be granted to you in addition to any Options which you may become entitled to receive on August 4, 2001 in exchange for options surrendered by you in February 2001.

TERMINATION
    BENEFITS:              In the event your employment is terminated by the
                           Company without Cause, other than due to your death or disability and other than following a Change of Control, you shall be paid, in full satisfaction of your rights against the Company for termination of your employment, non-competition payments equal to twelve (12) months' base salary, payable in twelve
                           (12) monthly installments. The foregoing payments shall terminate immediately upon your acceptance of a position as employee (including self- employment) or consultant with another entity, and you agree to provide immediate notice to the Company of your acceptance of any such position. In the event your employment is terminated by the Company without Cause, other than due to your death or disability and other than following a Change of Control, you hereby agree to use commercially reasonable efforts to obtain another position as employee or consultant. In the event your employment is terminated by the Company without cause, other than due to your death or disability and other than following a Change of Control, you shall also be paid a bonus payment which shall be equal to the pro rated portion of the bonus for the year of termination as calculated in accordance with, and on the time frame provided under, the "bonus" section above. In the event your employment is terminated due to cause, your death or a disability which prevents you from performing your duties for three consecutive months or one hundred eighty (180) days within any two year period, you shall be paid only through the date of termination.

                           In the event your employment is terminated by the Company without Cause (other than due to your death or disability) following a Change of





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Mr. Gregory Mongo
June 1, 2001
Page 4

                           Control, you shall be paid, in full satisfaction of your rights against the Company for termination of your employment, within ten (10) days following your termination date, (a) a lump sum payment, less applicable withholdings and deductions, in an amount equal to your salary for the remaining term of this letter agreement calculated in accordance with the terms of the "Salary" section above; and (b) a bonus payment which shall be equal to the pro rated portion of the bonus for the year of termination as calculated in accordance with, and on the time frame provided under, the "Bonus" section above; and (c) your Options which have not yet vested, shall be vested immediately and you shall have ninety (90) days from the termination date to exercise all of your Options.

                           In the event your employment is terminated by the Company without Cause following a Change of Control (other than due to your death or disability) and you elect to continue your medical insurance coverage under COBRA, the Company shall make COBRA premium payments on your behalf for a period equal to the lesser of (x) the remaining term of this letter agreement and (y) twelve (12) months following such termination.

CAUSE: Conviction of or plea of guilty or nolo contendere to a felony; gross negligence or willful misconduct in performing your duties resulting in material harm to the Company or material diminution in the value of the Common Stock; failure to comply with this letter agreement in any material respect or failure to carry out appropriate responsibilities assigned by the Company's Chief Executive Officer, Chief Operating Officer or the Board of Directors after, in either case, notice of such failure and a thirty (30) day cure period; commission of fraud, theft against or embezzlement from the Company.

CHANGE OF CONTROL:         The Company shall be merged or consolidated with an
                           unaffiliated entity resulting in a change in a majority of the Board of Directors or the Company shall have sold substantially all of its assets to an unaffiliated entity; the acquisition by any person or group of beneficial ownership (as such terms are defined under Regulation 13D of the rules and regulations adopted under the Securities Exchange Act of 1934, as amended) of more than 50% of the Company's then outstanding common stock resulting in a change in a majority of the Board of Directors.

NON-COMPETITION:           You agree not to compete with the business of the
                           Company (i.e., women's apparel) directly or indirectly, whether as principal, manager, agent, employee, consultant, investor, advisor or representative, during the term

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Mr. Gregory Mongo
June 1, 2001
Page 5

                           of your employment with the Company and for a period of twelve months thereafter. The foregoing will not prohibit (i) your employment with a men's apparel division of a company that is also engaged in the business of women's apparel so long as you do not provide any advice to, or perform any duties for, the women's apparel division of such company or (ii) a passive investment by you in a public company not exceeding 2% of any class of equity securities of such company. In the event that your employment hereunder is terminated without Cause following a Change of Control, your obligations under this Non-Competition paragraph shall automatically terminate.

NON-SOLICITATION
PERIOD: You agree that, during the term of your employment with the Company and for a period of twelve months thereafter, you will not solicit or hire any persons who were employed or acting as a consultant to the Company during the twelve-month period prior to the termination of your employment with the Company.

CONFIDENTIALITY:           You agree that you will, during and after the end of
                           the term of your employment with the Company, keep confidential all non-public information concerning the Company or its business, except in the business of and for the benefit of the Company, and you will not, directly or indirectly, use for your own account any of such information.

REMEDIES:                  As you can understand, since we have to be protected,
                           the Company will be entitled, in addition to other remedies, to obtain an injunction against any potential or actual violations of your non-competition, non-solicitation or confidentiality agreements.

WITHHOLDING TAXES:         All compensation hereunder shall be subject to
                           applicable withholding taxes.

GOVERNING LAW:             New York

REPRESENTATION:            You represent that your execution of this letter and
                           your performance of your obligations hereunder will not violate the terms of any agreement, arrangement, or understanding, order or decree to which you are a party or by which you are bound.
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Mr. Gregory Mongo
June 1, 2001
Page 6

                  Please indicate your acceptance of the terms of this letter agreement by your signature below. Once signed by both parties, this letter agreement shall be binding on both parties. We look forward to your continued employment with the Company.

                                       Sincerely,


                                       Bernard Chaus, Inc.


                                       By: /s/ Nicholas DiPaolo
                                           ---------------------------
                                               Nicholas DiPaolo
                                               Chief Operating Officer

Accepted and Agreed to as of the date set forth above:


/s/ Gregory Mongno
------------------
Gregory Mongno